EXHIBIT 10.71

November 7, 2013

Michael P. Gianoni
149 Essex Street, Apt. 6W
Jersey City, NJ 07302

Dear Mike,

I am very pleased to offer you the position of President and Chief Executive Officer of Blackbaud, Inc. reporting to the Board of Directors. Additionally, you will be appointed as a non-independent director to Blackbaud’s Board of Directors. I anticipate that you will make a significant contribution to our company and look forward to the start date of your initial 3 year term beginning on or about January 13, 2014.

Your compensation will consist of the following components:

•	Base salary of $600,000 annually which will be paid on a semi-monthly basis.

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You will be eligible for an annual bonus which will be targeted at 100% of your base pay but may range from 0-200% of the target based on performance. The annual bonus will be based on the achievement of pre-established performance goals set by the Board of Directors in its discretion. Your participation will begin in 2014. Additional plan details, including corporate performance measures, will be provided after your arrival.

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You will be awarded an initial grant of Restricted Shares and Performance Share Units (PSU) of Blackbaud common stock as further outlined in the Restricted Share and PSU Grant Agreement and the Blackbaud 2008 Stock Plan. Blackbaud will grant both Restricted Shares and PSUs to you in the open trading window period following your start date.

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The number of Restricted Shares will be determined by dividing $1,500,000 by the 30-day average share price prior to the grant date as approved by the Board of Directors. The shares will vest equally over a 4 year period.

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The number of PSUs will be determined by dividing $1,500,000 by the 30-day average share price prior to the grant date as approved by the Board of Directors. Details on the performance metrics and vesting will be provided to you under separate cover. The vesting period will be 3 years subject to the performance criteria.

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You will also be eligible for an annual LTIP grant subject to approval by the Board of Directors. The target value will be $1.5M-$2.0M. The grant will be at minimum 50% performance based. You will be eligible for an annual grant beginning in 2015.

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You will be required to relocate to Charleston, S.C. To help offset cost of your relocation as well as other transition costs, we will pay you a bonus of $870,000 subject to applicable taxes and other withholdings required by law. This payment will be made within 30-days of your start date.

If your employment is terminated for cause or if you resign from your position before completing eighteen (18) months of continuous employment with Blackbaud, you will be required to repay Blackbaud the $870,000 bonus.
This offer is contingent upon successful completion of all background and reference checks, and execution of the attached Employment and Non-Competition Agreement. A draft of the Employment Agreement is attached. Our General Counsel, Jon Olson (843) 654-2300 is available to discuss the Employment Agreement with you or your attorney at your convenience.

Please call me (858) 449-9993 or John Mistretta (843) 654-3524 if you have any questions about these documents or any other aspect of this employment offer.

Sincerely,

/s/ Andrew Leitch

Andrew Leitch

Chairman of the Board of Directors

cc:	John Mistretta
Jon Olson

Agreed and accepted

/s/ Michael P. Gianoni

11/8/13